        As filed with the Securities and Exchange Commission on July 10, 1995
                                                  Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                _______________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                          GEORGIA-PACIFIC CORPORATION
             (Exact name of registrant as specified in its charter)

             GEORGIA                                       93-0432081
    (State of Incorporation)                  (IRS Employer Identification No.)

               133 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303
                    (Address of Principal Executive Offices)

                          GEORGIA-PACIFIC CORPORATION
                       1995 EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)

                               KENNETH F. KHOURY
                    SECRETARY AND ASSOCIATE GENERAL COUNSEL
                          GEORGIA-PACIFIC CORPORATION
                           133 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                    (Name and Address of Agent for Service)

                                 (404) 652-4839
                               (Telephone Number,
                              including area code,
                             of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------
                                       Proposed      Proposed
                                       Maximum       Maximum
                                       Offering      Aggregate     Amount of
Title of Securities    Amount to be    Price per     Offering    Registration
 to be Registered      Registered(1)   Share(2)       Price           Fee
- -----------------------------------------------------------------------------------
   Common Stock,
     par value
  $.80 per share     2,000,000 shares   $73.84     $147,680,000       $50,925
- ---------------------------------------------------------------------------------

(1) Plus such indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of a stock dividend or certain other capital adjustments.

(2) Determined as provided in the Plan as 85% of the average between the high and low prices for a share of Georgia-Pacific Corporation Common Stock on July 3, 1995, as reported on the New York Stock Exchange Composite Tape.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.      Plan Information.

Item 2.      Registrant Information and Employee Plan Annual Information.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.      Incorporation of Documents by Reference.

             The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

                    (a) the Annual Report on Form 10-K of Georgia-Pacific Corporation (the "Corporation") for the fiscal year ended December 31, 1994;

                    (b) the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

                    (c) the Corporation's Current Reports on Form 8-K dated February 21, 1995, April 17, 1995, April 25, 1995 and June 9, 1995; and

                    (d) the description of the Common Stock of the Corporation (the "Common Stock") set forth under "Item 1. Description of Registrant's Securities to be Registered" in the Corporation's Amendment No. 1 on Form 8 to its Registration Statement on Form 8-A with respect to the Common Stock, File No. 1-3506, as amended from time to time.

             All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Item 4.      Description of Securities.

             Not applicable.

Item 5.      Interests of Named Experts and Counsel.

             Not applicable.

Item 6.      Indemnification of Directors and Officers.

             Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 a court may order a corporation to indemnify a director if such court determines the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable as described in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

             Section 14-2-852 of the Georgia Business Corporation Code provides that, unless limited by a corporation's articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

             Section 14-2-857 of the Georgia Business Corporation Code provides that, unless a corporation's articles of incorporation provide otherwise, an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

             In accordance with Article VI of the Corporation's Bylaws, every person (and the heirs and personal representatives of such person) who is or was a director, officer, employee or agent of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against all liability and expenses (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by him in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative or in connection with any appeal relating thereto, in which he may become involved, as a party or otherwise, or with which he may be threatened, by reason of his being or having been a director, officer, employee or agent of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or omitted by him in his capacity as such whether or not he continues to be such at the time such liability or expense shall have been incurred. Every such person

(and the heirs and personal representatives of such person), to the extent that such person has been successful on the merits or otherwise with respect to any such claim, action, matter, suit or proceeding is entitled to indemnification as of right for expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Except as provided in the preceding sentence, upon receipt of a claim for indemnification under Article VI of the Corporation's Bylaws, the Corporation shall proceed as follows, or as otherwise permitted by applicable law: If the claim is made by a director or officer of the Corporation, the board of directors, by a majority vote of a quorum consisting of directors who were not parties to the applicable action, suit or proceeding, shall determine whether the claimant met the applicable standard of conduct as set forth in subparagraphs (A) and (B) below. If such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, such determination shall be made by independent legal counsel (who may be the regular inside or outside counsel of the Corporation) in a written opinion. If such determination has not been made within 90 days after the claim is asserted, the claimant shall have the right to require that the determination be submitted to the shareholders at the next regular meeting of shareholders by vote of a majority of the shares entitled to vote thereon. If a claim is made by a person who is not a director or officer of the Corporation, the Chief Executive Officer and the general counsel of the Corporation shall determine, subject to applicable law, the manner in which there shall be made the determination as to whether the claimant met the applicable standard of conduct as set forth in subparagraphs (A) and (B) below. In the case of each claim for indemnification, the Corporation shall pay the claim to the extent the determination is favorable to the person making the claim.

                    (A) In the case of a claim, action, suit or proceeding other than by or in the right of the Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, any director seeking indemnification must not have been adjudged liable on the basis that any personal benefit was received by him. For the purpose of this subparagraph (A), the termination of any claim, action, suit or proceeding, civil, criminal or administrative, by judgment, order, settlement (either with or without court approval) or conviction, or upon a plea of guilty or nolo contendere or its equivalent, shall not create a presumption that a director, officer, employee or agent did not meet the standards of conduct set forth in this subparagraph.

                    (B) In the case of a claim, action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification under this subparagraph (B) shall be made (1) with regard to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, or (2) for amounts paid, or expenses incurred, in connection with the defense or settlement of any such claim, action, suit or proceeding, unless a court of competent jurisdiction has approved indemnification with regard to such amounts or expenses.

             Pursuant to Article VI of the Corporation's Bylaws, expenses incurred by any person who is or was a director, officer, employee or agent of the Corporation with respect to any claim, action, suit or proceeding of the character described in the first sentence of the preceding paragraph shall be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall be ultimately determined that he is not entitled to indemnification. Indemnification and advancement of expenses pursuant to Article VI of the Corporation's Bylaws is not exclusive of any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or by law.

             The Corporation carries insurance policies insuring its liability to officers and directors under the foregoing indemnity and insuring its officers and directors against liability incurred in their capacity as such.

Item 7.      Exemption from Registration Claimed.

             Not applicable.

Item 8.      Exhibits.

             Exhibit No.               Description
             -----------               -----------
             4.1           Restated Articles of Incorporation of the Corporation
                           (filed as Exhibit 3.1 to the Corporation's Annual Report
                           on Form 10-K for the year ended December 31, 1994, and
                           incorporated herein by this reference thereto).

             4.2           Bylaws of the Corporation (filed as Exhibit 3.2 to the
                           Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and incorporated herein by this
                           reference thereto).

             4.3           1995 Employee Stock Purchase Plan of the Corporation.

             5             Opinion of James F. Kelley, Esq.

             23            Consent of Arthur Andersen LLP.

             23.1          Consent of James F. Kelley, Esq.
                           (see Exhibit 5)

             24            Powers of Attorney.

Item 9.      Undertakings.

             The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that the undertakings set forth in paragraphs
             (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
             Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
             Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 7th day of July, 1995.


                                           GEORGIA-PACIFIC CORPORATION
                                             (Registrant)



                                           By:/s/ John F. McGovern
                                              --------------------
                                              John F. McGovern
                                              Senior Vice President- Finance
                                              and Chief Financial Officer

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                                      Title                               Date
             ---------                                      -----                               ----
As officers or directors of
GEORGIA-PACIFIC CORPORATION


/s/ A.D. Correll                                Director, Chairman and                        July 7,1995
- ---------------------------                     Chief Executive Officer
A.D. Correll                                    (Principal Executive Officer)



/s/ John F. McGovern                            Senior Vice President- Finance                July 7,1995
- ---------------------------                     and Chief Financial Officer
John F. McGovern                                (Principal Financial Officer)


/s/ James E. Terrell                            Vice President and                            July 7,1995
- ---------------------------                     Controller (Principal
James E. Terrell                                Accounting Officer)



          *                                     Director                                      July 7,1995
- ---------------------------
Robert Carswell

             Signature                          Title                                         Date
             ---------                          -----                                         ----
          *                                     Director                                      July 7,1995
- ----------------------------
Jewell Plummer Cobb


          *                                     Director                                      July 7,1995
- -----------------------------
Jane Evans


          *                                     Director                                      July 7,1995
- ----------------------------
Donald V. Fites


          *                                     Director                                      July 7,1995
- -----------------------------
Harvey C. Fruehauf, Jr.


          *                                     Director                                      July 7,1995
- -----------------------------
Richard V. Giordano


          *                                     Director                                      July 7,1995
- -----------------------------
David R. Goode


          *                                     Director                                      July 7,1995
- -----------------------------
T. Marshall Hahn,Jr.


          *                                     Director                                      July 7,1995
- -----------------------------
M. Douglas Ivester


          *                                     Director                                      July 7,1995
- -----------------------------
Francis Jungers


          *                                     Director                                      July 7,1995
- -----------------------------
Robert E. McNair


          *                                     Director                                      July 7,1995
- -----------------------------
Louis W. Sullivan


          *                                     Director                                      July 7,1995
- -----------------------------
James B. Williams


*By:  /s/ James F. Kelley
      -------------------
      James F. Kelley

As Attorney-in-Fact for the Directors above beside whose names an asterisk appears.

                               INDEX TO EXHIBITS




             Exhibit
             Number                       Description
             -------                      -----------
             4.1                 Restated Articles of Incorporation of the Corporation
                                 (filed as Exhibit 3.1 to the Corporation's Annual Report
                                 on Form 10-K for the year ended December 31, 1994, and
                                 incorporated herein by this reference thereto).

             4.2                 Bylaws of the Corporation (filed as Exhibit 3.2 to the
                                 Corporation's Quarterly Report on Form 10-Q for the
                                 quarter ended March 31, 1994, and incorporated herein by
                                 this reference thereto).

             4.3                 1995 Employee Stock Purchase Plan of the Corporation.*

             5                   Opinion of James F. Kelley, Esq.*

             23                  Consent of Arthur Andersen LLP.*

             23.1                Consent of James F. Kelley, Esq.*
                                 (See Exhibit 5)

             24                  Powers of Attorney.*


* Filed by EDGAR.